SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) effective as of September 24, 2004 (“Effective Date”) is entered into by and between HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC. (hereinafter “HNS”, “Company” or the “Employer”, a Florida corporation, and Chris Tisi, an individual (the “Employee”).

WHEREAS, Employer and Employee entered into that certain Employment Agreement effective as of January 1, 2004 (“Original Employment Agreement”); and

WHEREAS, Employer and Employee amended the Original Employment Agreement by letter dated April 14, 2004 (“First Amendment”)(hereinafter the Original Employment Agreement as amended by the First Amendment shall be referred to as the “Employment Agreement”); and

WHEREAS, Employer has announced its intention to seek protection and commence proceedings (“Bankruptcy Proceedings”) under Title 11 of the United States Code (“Bankruptcy Code”) and potentially attempt to sell substantially all of its assets in connection with the Bankruptcy Proceedings; and

WHEREAS, in 2003, an affiliate of Employee had attempted to acquire substantially all of the assets of Employer but such transaction was not able to be consummated; and

WHEREAS, Employer has inquired whether an affiliate of Employee would be interested in making a proposal to acquire substantially all of the assets of Employer in connection with the Bankruptcy Proceedings; and

WHEREAS, an affiliate of Employee is interested in making a proposal to acquire substantially all of the assets of Employer in connection with the Bankruptcy Proceedings but Employee is unwilling to forgo his rights and remedies under the Employment Agreement as amended by the First Amendment in order to make such proposal; and

WHEREAS, Employer and Employee agreed that Employee could discuss with Employer’s principal supplier a future business relationship between an affiliate of Employee and the principal supplier in the event that an affiliate of Employee were to acquire substantially all of the assets of Employer in connection with Bankruptcy Proceedings; and

WHEREAS, Employer and Employee agree that while the affiliate of Employee has been and is engaged in the process of making its proposal, negotiating such proposal, and/or implementing such proposal it is appropriate to amend the Employment Agreement as provided in this Second Amendment; and

WHEREAS, all capitalized terms set forth in this Second Amendment if not defined herein shall have the meaning set forth in the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Employer and Employee, intending to be legally bound, hereby agree as follows:

Section 1.

Hiatus Period. For purposes of this Second Amendment the “Hiatus Period” means the period of time between the 12:01 a.m. on the Effective Date and the earliest of the following (a) entry of an order in the Bankruptcy Proceeding confirming a plan in which substantially all of the assets of Employer are sold, (b) entry of an order in the Bankruptcy Proceedings converting the case to a case under chapter 7 of the Bankruptcy Code, (c) entry of an order dismissing the Bankruptcy Proceedings.

Section 2.

Amendments to Employment Agreement.

§2.1.

General Amendment. The Employment Agreement is amended to include the definition of all capitalized terms set forth in this Second Amendment.

§2.2.

General Description of Duties and Employer’s Responsibilities. Section 2.2 of the Employment Agreement is amended to add the following sentences: “Notwithstanding the foregoing, from and during the Hiatus Period, Employee shall (a) step down as Chief Executive Officer and President of Employer, (b) make no hiring or firing decisions regarding employees, independent contractors, or agents on behalf of Employer (c) endorse or sign no checks, wire transfers, or monetary exchanges on behalf of Employer, (d) make no decisions regarding or have input on behalf of Employer regarding the Bankruptcy Proceedings, (e) execute no amendments or modifications to any written contracts on behalf of Employer, or (f) execute no new written contracts on behalf of Employer.” At the termination of the Hiatus Period, Employee shall be reinstated as CEO without further notice and with all the rights and duties specifically set forth in the Employment Agreement and generally associated with that position.

§2.3.

Salary. Section 3.1.1 of the Employment Agreement is amended to add the following sentence: “Notwithstanding the foregoing, from and during the Hiatus Period, the Employee’s base salary shall be ten percent (10%) less than his then current base salary.”

§2.4.

Non-Compete. Section 5.2(a) of the Employment Agreement is amended to add the following sentence: “Notwithstanding the foregoing, during the Hiatus Period, the Employee may solicit and negotiate with clients of Employer regarding business transactions and opportunities with such clients that are contingent upon Employee or his affiliate being the successful purchaser of substantially all of the assets of Employer.”

Section 3.

Effect of Amendment. The terms of the Employment Agreement not specifically addressed in this Second Amendment remain in full force and effect. For the avoidance of doubt and notwithstanding anything in the Employment Agreement to the contrary, Employer and Employee agree that this Second Amendment, the actions contemplated herein, and the actions described in the recitals set forth herein, will not (a) extend the Term of the

Employment Agreement, (b) constitute a breach of the Employment Agreement by either Employer or Employee, (c) effectuate a termination of the Employment Agreement, (c) extend any of the dates or periods set forth in Section 2.3 or 2.4 of the Employment Agreement, (d) effectuate a resignation by Employee under Section 2.6 of the Employment Agreement, or (e) extend or alter the manner or timeframes utilized in connection with calculating the Later Period Adjustments under Section 3.2 of the Employment Agreement. Should there exist any discrepancy between the Employment Agreement and the Second Amendment, the Second Amendment shall control.

Section 4.

Miscellaneous.

§4.1.

Merger/Integration. This Second Amendment contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements whether oral or written with respect to the subject matter discussed herein are merged herein and shall be of no further force or effect.

§4.2.

Representations. The parties acknowledge that the recitals set forth herein are true and accurate.

§4.3.

Counterparts. This Second Amendment may be executed in any number of counterparts.  All executed counterparts shall constitute one instrument notwithstanding that all signatories are not signatories to the original or the same counterpart. A facsimile execution shall be sufficient and effective as an original.

The parties, by signing below, agree to the terms and conditions set forth in this Second Amendment.

 EMPLOYER:

HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC.

Date: September 24, 2004	By:	/s/ JAMES A. BROWN
James A. Brown Chairman

Witness:

/s/ MONA LALLA
Mona Lalla

EMPLOYEE:

Date: September 24, 2004	By:	/s/ CHRIS TISI
Chris Tisi

Witness:

/s/ JAMIE HEITHOFF
Jamie Heithoff

4